Exhibit Q1(e)(1)

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT
Fund	Advisory Fee
Forward Banking and Finance Fund	1.00% up to and including $100 million 0.90% over $100 million
Forward Commodity Long/Short Strategy Fund	1.00%
Forward Emerging Markets Fund	1.25% up to and including $500 million 1.20% over $500 million up to and including $1 billion 1.15% over $1 billion
Forward Focus Fund	0.75%
Forward Global Infrastructure Fund	0.90%
Forward Growth Fund	0.75% up to and including $250 million 0.65% over $250 million up to and including $500 million 0.55% over $500million up to and including $750 million 0.45% over $750 million
Forward HITR Fund	0.85%
Forward International Dividend Fund	0.85% up to and including $250 million 0.75% over $250 million up to and including $1 billion 0.65% over $1 billion
Forward International Fixed Income Fund	0.70% up to and including $500 million 0.64% over $500 million up to and including $1 billion 0.58% over $1 billion up to and including $5 billion 0.52% over $5 billion
Forward International Real Estate Fund	1.00%
Forward International Small Companies Fund	1.00% up to and including $1 billion 0.95% over $1 billion
Forward Large Cap Equity Fund	0.80% up to and including $500 million 0.725% over $500 million up to and including $1 billion 0.675% over $1 billion
Forward Long/Short Credit Analysis Fund	1.50%
Forward Real Estate Fund	0.85% up to and including $100 million 0.80% over $100 million up to and including $500 million 0.70% over $500 million
Forward Select Income Fund	1.00%
Forward Small Cap Equity Fund	1.05% up to and including $500 million 1.00% over $500 million
Forward Tactical Enhanced Fund	2.15%
Forward Tactical Growth Fund	1.25%
Forward Strategic Realty Fund	1.00%